Exhibit 10.24



                             FIRST AMENDMENT TO THE
                         MANAGEMENT CONTINUITY AGREEMENT
                        AND TAX INDEMNIFICATION AGREEMENT



         This First Amendment to the Management Continuity Agreement and Tax Indemnification Agreement ("First Amendment") between Agribrands International, Inc. and ________________________ ("Executive"), WITNESSETH:

         WHEREAS,   Agribrands  has  entered  into  an  Agreement  and  Plan  of
Reorganization, dated as of August 7, 2000, with Ralcorp Holding, Inc. ("Ralcorp");

         WHEREAS, certain shareholders have objected to the proposed merger of equals between Agribrands and Ralcorp ("the Merger");

         WHEREAS, there is the possibility that the Merger will not be completed;

         WHEREAS, the Board of Directors desires to allay the concerns of certain key executives of Agribrands regarding the uncertain future of the Company in the event that the Merger is not completed;

         WHEREAS, to secure the continuing services of certain key executives without regard for their personal or professional futures;

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, Agribrands and Executive agree as follows:

1.       AMENDMENT OF MANAGEMENT CONTINUITY AGREEMENT

         A.       Article 1 Payment Period

         The definition of the "Payment Period" set forth in the Management Continuity Agreement is amended by deleting the existing text and replacing it with the following:

                  The "Payment Period" shall be the following period commencing with the first day of the month following that in which a Qualifying Termination occurs:

                  i. if the Qualifying Termination is an Involuntary Termination that occurs at any time during the first year following the Change in Control - thirty-six
                           (36) months;

                  ii. if the Qualifying Termination is an Involuntary Termination that occurs at any time during the second year following the Change of Control - twenty-four
                           (24) months


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                  iii.     if  the  Qualifying  Termination  is  an  Involuntary
                           termination that occurs at any time during the third year following the Change in Control - twelve (12) months; or

                  iv. if the Qualifying Termination is a Voluntary Termination that occurs at anytime during the three year following the Change of Control - twelve (12) months,

                  but in no event shall the Payment Period extend beyond the Executive's Normal Retirement Date.

         B.       Article 3 Severance Benefits

         Article 3 of the Management Continuity Agreement is amended by deleting the first full paragraph (regarding the ability of the Executive to elect to reduce the Severance Benefits payable under the Agreement) following Section C thereof.

         C.       Article 7 Taxes, Set-Off

         Article 7 of the Management Continuity Agreement is amended by adding a sentence thereto as follows:

         Notwithstanding the preceding, all payments to be paid to the Executive under this Agreement shall be grossed up by the Company in an amount sufficient to pay (i) any Taxes incurred by the Executive pursuant to
         Section 4999 of the Code with respect to a Parachute Payment (as defined in Section 280G of the Code) received by Executive as a consequence of a Qualifying Termination and (ii) any Taxes attributable to amounts paid to or on behalf of the Executive pursuant to this
         Article 7.

2.       INDEMNIFICATION OF EXECUTIVE

         A. In the event of a Qualifying Termination following a Change in Control, other than the Merger, the Executive shall be entitled to certain compensation from the Company, including but not limited to the amounts due under this Agreement, under certain other benefit plans of the Company and as a result of the acceleration and exercise of certain incentive stock options granted by the Company to the Executive.

         B. In addition to the amounts to be received by the Executive due to a Qualifying Termination following a Change of Control, the Company shall be liable for and shall hold the Executive harmless against and shall make payment of:

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                  i.       any Tax  under  Section  4999 of the  Code  which  is
                           attributable to (a) a Parachute Payment received by the Executive as a consequence of a Qualifying Termination and (b) any amounts paid pursuant to this
                           Article 2 of the First Amendment;

                  ii. the cost to the Executive of preparing and filing any Tax Return with respect to the period or periods in which such amounts are received by the Executive; and

                  iii. any Tax attributable to amounts paid to or on behalf of the Executive pursuant to Sections B(i) and (iii) of this Article 2 of the First Amendment.

         The Company's obligation to indemnify the Executive for Taxes hereunder shall be limited to the payment of Taxes incurred pursuant to Section 4999 of the Code and Taxes incurred with respect to the amounts paid to or on behalf of Executive pursuant to Sections B(i) and (iii) of this
         Article 2 of the First Amendment. The Company shall not otherwise indemnify Executive for Taxes incurred with respect to Severance Benefits.

         C. The term "Tax", as used in this First Amendment, shall mean all taxes however denominated, including any interest, penalties or other additions that may become payable in respect thereof, that are imposed by any governmental entity, whether foreign or domestic, federal, territorial, state or local, or any agency or political subdivision of any such governmental entity, including but not limited to all income or profit taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, excise taxes (including, without limitation, taxes under Sections 280G and 4999 of the Code) and other or similar charges of the same or similar nature which the Executive is required to pay, or the Company is required to withhold or collect in connection with a Qualifying Termination.

         D. The term "Tax Return" shall mean any return, filing, questionnaire, information report or other document required to be filed, including amended returns that may be filed, for any Tax period with any Tax authority in connection with any Tax (whether or not payment is required to be made with respect to such filings).

         E. Failure to make any payment required under this Agreement will result in the accrual of interest on such amount due, calculated from the date of the Qualifying Termination to the date of payment at the applicable Federal rate provided for in Section 7872(F)(2) of the Code.


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3.       REIMBURSEMENT OF FEES AND EXPENSES

         The Company shall reimburse the Executive for all of the Executive's reasonable fees and expenses in preparing any Tax Returns, or bringing and pursuing any claim or action to enforce any rights or to collect any money as a result of a Qualifying Termination, including the fees and expenses of legal, tax and financial advisors incurred by Executive in connection herewith.

4.       EFFECT OF AMENDMENT

         Except  to  the  extent  amended  above,   the  Management   Continuity
Agreement, as amended, and supplemented by this agreement, shall continue in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment and Tax Indemnification Agreement as of the 15th day of November, 2000.

                                                  AGRIBRANDS INTERNATIONAL, INC.




___________________________________               By:___________________________
         Executive                                       Michael J. Costello
                                                         Secretary



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